                                                  Stock Exchange Notification
                                                              January 18, 2008
                                                  Eksportfinans increases capital
Eksportfinans increases its capital by NOK 1.2 billion through the issuance of new share capital from its owners. The institution has unrealized losses in its liquidity portfolio. This coupled with record high growth in lending throughout 2007 serve as the background for the issuance.
A consortium of banks which owns 84.97 percent of the company has signed a guarantee agreement for the first phase of the share issuance. Today, the Norwegian Government has decided to present a Bill before the Storting (the Norwegian Parliament) with the objective to participate pro rata in the issuance with their 15 percent ownership share.
The increase in capital shall secure a satisfactory capital adequacy, and contribute to secure high ratings from the international credit rating agencies.
For additional information, please contact:
Gisele Marchand
President and CEO
Tel: +47 41 51 74 89
E-mail: gma@eksportfinans.no
Elise Lindbæk
SVP Head of Communications
Tel: +47 90 51 82 50
E-mail: el@eksportfinans.no